Exhibit 10.2

August 7, 2006

Re: Lipid Sciences, Inc. — Private Placement

Dear Investor:

We appreciate your interest in our private placement of shares of common stock and warrants issuable for common stock (the “Financing”).  This letter confirms additional information regarding the Financing.  We understand that you and the other investors will rely on this letter in connection with the purchase of securities in the Financing.  Please note that capitalized terms not defined in this letter have the meaning set forth in the Securities Purchase Agreement to be entered into by you and the Company.

As of the Execution Date, the Company confirms to you that:

There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

Since December 31, 2005, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries.  Since December 31, 2005, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $500,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $500,000.  The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below).  For purposes of the foregoing, “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, or (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

7068 Koll Center Parkway, Suite 401, Pleasanton, CA  94566-3111

Tel:  925-249-4000    Fax:  925-249-4040

www.lipidsciences.com

Further, in connection with the Financing, the Company will do the following on or prior to the Closing:

•                  deliver to each Investor a certificate evidencing the incorporation and good standing of the Company and each of its operating Subsidiaries in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 10 days of the Closing Date;

•                  deliver to each Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 days of the Closing Date;

•                  deliver to each Investor a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date; and

•                  obtain all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Shares and the Warrants.

Further, in connection with the Financing, the Company will make the following disclosures:

The Company shall, on or before 8:30 a.m., New York City Time, on the first Business Day after the date of this Agreement, issue a press release (the “Press Release”) disclosing all material terms of the transactions contemplated hereby.  From and after the filing of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 with the Securities and Exchange Commission, no Investor shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in such quarterly report.  The Company shall not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees and agents, not to, provide any Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the Press Release without the express written consent of such Investor.

Please call me if you have any questions.

Sincerely,

LIPID SCIENCES, INC.

By:	/s/ Sandra Gardiner
Sandra Gardiner
Chief Financial Officer